Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

EXECUTION VERSION

AMENDMENT NO. 1 (this “Amendment”), dated as of November 28, 2016, to the Rights Agreement (the “Rights Agreement”), dated as of December 2, 2015, by and between iKang Healthcare Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), and American Stock Transfer & Trust Company, L.L.C., a New York limited liability trust company, as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement to extend the Expiration Time;

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company, with the approval or at the direction of the Special Committee, and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in any respect prior to the Flip-In Date;

WHEREAS, the Flip-In Date has not occurred;

WHEREAS, the Special Committee has approved this Amendment; and

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by Daqing Qi, an appropriate officer of Company, certifying that the proposed amendment complies with the terms of the Rights Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.             Amendment of the Rights Agreement. The definition of “Expiration Time” in Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on December 2, 2017, unless, for purposes of this clause (iii), extended by action of the Board of Directors (in which case the applicable time shall be the time to which it has been so extended) and (iv) immediately prior to the effective time of a consolidation, merger, scheme of arrangement or statutory share exchange that does not constitute a Flip-over Transaction or Event in which the Class A Common Shares are cancelled or converted into, or into the right to receive, another security, cash or other consideration.

2.             Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

3.             Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

IKANG HEALTHCARE GROUP, INC.

By:	/s/ Daqing Qi
Name: Daqing Qi
Title: Director

AMERICAN STOCK TRANSFER & TRUST COMPANY, L.L.C.

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

[Signature Page to Amendment No. 1 to Rights Agreement]